Exhibit 10.2
OXFORD INDUSTRIES, INC.

AMENDED AND RESTATED
LONG-TERM STOCK INCENTIVE PLAN
(as of March 24, 2015)

1.Purpose. The purpose of the Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan (the “Plan”) is to attract and retain employees and directors for Oxford Industries, Inc. and its subsidiaries and to provide such persons with incentives and rewards for superior performance.

2.Definitions. The following terms shall be defined as set forth below:

(a)“Award” means any Option, Stock Appreciation Right, Restricted Share or Restricted Share Unit.

(b)“Board” means the Board of Directors of the Company.

(c)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d)“Committee” means a committee of the Board charged with administering the Plan as described in Section 4. For Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will be composed of two or more outside Directors as described in Treas. Reg. 1.162-27(e)(3).

(e)“Company” means Oxford Industries, Inc., a Georgia corporation, or any successor corporation.

(f)“Director” means a member of the Board.

(g)“Employee” means any person, including an officer, employed by the Company or a Subsidiary.

(h)“Fair Market Value” means the fair market value of the Shares as determined by the Committee from time to time in a manner consistent with the requirements of Section 409A of the Code. Unless otherwise specified in the terms of an Award, Fair Market Value shall mean the closing price for the Shares reported on a consolidated basis on the New York Stock Exchange on the last day prior to the date in question or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

(i)“Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee completes the corporate action with respect thereto.

(j)“Option” means any option to purchase Shares granted under Section 5 of this Plan.

(k)“Optionee” means the person so designated in an agreement evidencing an outstanding Option.

(l)“Participant” means an Employee or nonemployee Director who is selected by the Committee to receive benefits under this Plan, provided that nonemployee Directors shall not be eligible to receive grants of incentive stock options as defined in Section 422 of the Code.

(m)“Performance Objectives” means the performance criteria that may be established pursuant to this Plan for Participants who have received grants of Restricted Shares or Restricted Share Units. Performance Objectives may include the achievement of a specified target, or target growth in, one or more of the following: (i) earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest expense and taxes (“EBIT”); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on shareholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on (net) assets; (xxii) economic value added; (xxiii) gross or net profit before or after taxes or (xxiv) objectively determinable goals with respect to service or product delivery, service or product quality, inventory management, customer satisfaction, meeting budgets and/or retention of employees. Performance Objectives may relate to the Company and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines. For Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, (i) these Performance Objectives will not be altered or replaced by any other criteria without ratification by the shareholders of the Company if failure to obtain such approval would result in jeopardizing the tax deductibility of such Awards to Participants; and (ii) the Performance Objectives applicable to an Award will be set by the Committee within the time period prescribed by Section 162(m) of the Code.

(n)“Performance Period” means a period of time established under Sections 7 and 8 of this Plan within which the Performance Objectives relating to a Restricted Share or Restricted Share Unit are to be achieved.

(o)“Restricted Share” means a Share granted under Section 7 of this Plan.

(p)“Restricted Share Unit” means a bookkeeping entry that records the equivalent of one Restricted Share awarded pursuant to Section 8 of this Plan.

(q)“Shares” means shares of the Common Stock of the Company, $1.00 par value, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 10 of this Plan.

(r)“Stock Appreciation Right” means a right granted under Section 6 of this Plan.

(s)“Subsidiary” means a corporation or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of Directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest (representing the right generally to make decisions for such other entity) is, now or hereafter owned or controlled directly or indirectly by the Company, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of incentive stock options as defined in Section 422 of the Code, “Subsidiary” means any corporation in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

3.	Shares Available Under the Plan.

(a)    Subject to adjustment as provided in Section 10 of this Plan, the number of Shares that may be (i) issued or transferred upon the exercise of Options or Stock Appreciation Rights, (ii) awarded as Restricted Shares and released from substantial risk of forfeiture, or (iii) issued or transferred in payment of Restricted Share Units shall not in the aggregate exceed 2,000,000 Shares. In no event, however, shall the number of Shares issued upon the exercise of incentive stock options as defined in Section 422 of the Code exceed 200,000 Shares. Such Shares may be Shares of original issuance, Shares held in Treasury, or Shares that have been reacquired by the Company. Shares that were available for grant as of the effective date of this Plan as described in Section 16, or that thereafter otherwise become available for grant, under any stock option or restricted stock plan of the Company other than the Plan (including the Oxford Industries, Inc. 1992 Stock Option Plan, the Oxford Industries, Inc. 1997 Stock Option Plan, and the Oxford Industries, Inc. 1997 Restricted Stock Plan (collectively, the “Pre-Existing Plans”)) shall be deemed null and void and shall not be granted or available for grant under the Pre-Existing Plans or under the Plan.

(b)    With respect to Awards for which Shares were transferred to Participants upon payment of the Option price upon exercise of a nonqualified stock option by the transfer to the Company of Shares or upon satisfaction of tax withholding obligations under the Plan by the transfer or relinquishment of Shares, there shall be deemed to have been issued or transferred only the number of Shares actually issued or transferred by the Company, less the number of Shares so transferred or relinquished. Upon the payment in cash of a benefit provided by any Award under the Plan, any Shares that were subject to such Award shall again be available for issuance or transfer under the Plan. Notwithstanding the foregoing, for any Shares (i) which are subject to an Award that are tendered to, or withheld by, the Company in payment of the exercise price of Options or Stock Appreciation Rights, or (ii) that are subject to an Award and are relinquished, forfeited or otherwise tendered to the Company in satisfaction of tax and related withholding obligations, including as contemplated pursuant to Section 12 of this Plan, in any case after March 24, 2015, all such Shares so tendered, withheld, relinquished and/or forfeited shall be deemed to have been issued for purposes of the limitations set forth in the first sentence of Section 3(a) of this Plan.

(c)    No Participant may receive Awards representing more than 300,000 Shares at the time the grant is made in any one calendar year.

4.Administration of the Plan. This Plan shall be administered by one or more committees appointed by the Board. The interpretation and construction by the Committee of any provision of this Plan or of any agreement or document evidencing the grant of any Award and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith. For Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify in writing that the Performance Objectives and any other material terms of the Award were in fact satisfied prior to payment of such Awards.

5.Options. The Committee may from time to time authorize grants to Participants of Options upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)Each grant shall specify the number of Shares to which it pertains.

(b)Each grant shall specify an Option price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date.

(c)Each grant shall specify the form of consideration to be paid in satisfaction of the Option price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Optionee which have a value at the time of exercise that is equal to the Option price, (iii) any other legal consideration that the Committee may deem appropriate on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

(d)[Intentionally Deleted.]

(e)Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a nonemployee Director, service on the Board) that is necessary before the Options or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event. Without limitation of the foregoing but subject to the Committee’s discretion to include a provision permitting earlier exercise in the event of a change in control of the Company or other similar transaction or event, no Option grant to an Employee on or after March 24, 2015 shall permit such Employee to exercise any portion of the Option prior to the one year anniversary of the Grant Date of the Option.

(f)Options granted under this Plan may be incentive stock options as defined in Section 422 of the Code, nonqualified stock options (i.e., any option that is not designated as intended to qualify as an incentive stock option), or a combination of the foregoing, provided that only nonqualified stock options may be granted to nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an incentive stock option or a nonqualified stock option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as incentive stock options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as nonqualified stock options. No Option granted under this Plan may be exercised more than ten years from the Grant Date.

(g)Each grant shall be evidenced by an agreement or other form of notice of the Award delivered to the Optionee and containing such terms and provisions as the Committee may determine consistent with this Plan.

6.Stock Appreciation Rights. The Committee may from time to time authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the difference between the Fair Market Value of the Shares on the Grant Date and the Fair Market Value of the Shares on the date of exercise. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.

(b)Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.

(c)Each grant shall be evidenced by an agreement or other form of notice of the Award delivered to the Participant, which shall describe the subject Stock Appreciation Rights, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

(d)Each grant shall specify in respect of each Stock Appreciation Right the Fair Market Value on the Grant Date.

(e)Successive grants may be made to the same Participant regardless of whether any Stock Appreciation Rights previously granted to such Participant remain unexercised.

(f)Each grant shall specify the period or periods of continuous employment (or, in the case of a nonemployee Director, service on the Board) of the Participant by the Company or any Subsidiary that are necessary before the Stock Appreciation Rights or installments thereof shall become exercisable, as well as the permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable. Any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event. Without limitation of the foregoing but subject to the Committee’s discretion to include a provision permitting earlier exercise in the event of a change in control of the Company or other similar transaction or event, no Stock Appreciation Right granted to an Employee on or after March 24, 2015 shall permit such Employee to exercise any portion of the Stock Appreciation Right prior to the one year anniversary of the Grant Date of the Stock Appreciation Right.

7.Restricted Shares. The Committee may from time to time authorize grants to Participants of one or more Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)Each grant shall constitute a transfer of the ownership of Shares to the Participant in consideration of the performance of services.

(b)Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

(c)Each grant may provide that the Restricted Shares covered thereby shall be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change in control of the Company or other similar transaction or event. Without limitation of the foregoing but subject to the Committee’s discretion to include a provision permitting earlier exercise in the event of a change in control of the Company or other similar transaction or event, Restricted Shares granted to an Employee on or after March 24, 2015 shall be subject to a substantial risk of forfeiture for at least one year following the applicable Grant Date except for any performance awards to an Employee which is settled in Restricted Shares, for which the foregoing one year period shall be inclusive of any performance period with respect to such award combined with any period of a substantial risk of forfeiture.

(d)Unless otherwise determined by the Committee, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights, during the period for which such substantial risk of forfeiture is to continue.

(e)Each grant shall provide that, during the period for which a substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

(f)Any grant or the vesting thereof may be conditioned upon or further conditioned upon the attainment of Performance Objectives during a Performance Period as established by the Committee.

(g)Any grant may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

(h)Each grant shall be evidenced by an agreement or other form of notice of the Award delivered to the Participant and containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

8.Restricted Share Units. The Committee may from time to time authorize grants of Restricted Share Units upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)Each grant shall specify the number of Restricted Share Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

(b)The Performance Period with respect to each Restricted Share Unit, if any, may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event.

(c)Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

(d)Each grant shall specify the time and manner of payment of Restricted Share Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives. Without limitation of the foregoing but subject to the Committee’s discretion to include a provision permitting earlier exercise in the event of a change in control of the Company or other similar transaction or event, Restricted Share Units granted to an Employee on or after March 24, 2015 shall not be settled for a period of at least one year following the applicable Grant Date except for any performance award to an Employee which is settled in Restricted Share Units, for which the foregoing one year period shall be inclusive of any performance period with respect to such award combined with any additional period prior to settlement.

(e)Any grant of Restricted Share Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

(f)Any grant of Restricted Share Units may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Shares on a current, deferred or contingent basis.

(g)If provided in the terms of the grant, the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement. Notwithstanding the foregoing, with respect to each Award intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, such adjustments may be made and will be effective only to the extent permitted by such requirements.

(h)Each grant shall be evidenced by an agreement or other form of notice of the Award delivered to the Participant, which shall state that the Restricted Share Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

9.	Transferability.

(a)Except as provided in Section 9(b), no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

(b)The Committee may expressly provide in an Award agreement (or an amendment to an Award agreement) that a Participant may transfer such Award (other than an incentive stock option as defined in Section 422 of the Code), in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 9(b). All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 9(b).

(c)    Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights or upon payment under any grant of Restricted Share Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7 of this Plan, shall be subject to further restrictions upon transfer.

10.Adjustments. The Committee shall make or provide for such adjustments in the (a) number of Shares covered by outstanding Options, Stock Appreciation Rights, Restricted Shares and Restricted Share Units granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and (c) kind of Shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, or partial or complete liquidation or other distribution of assets (other than a normal cash dividend), or (z) any other event which would constitute an equity restructuring (as contemplated pursuant to the Code and the regulations promulgated thereunder). Without limiting the foregoing, the Committee may make or provide for such adjustments in the (a) number of Shares covered by outstanding Options, Stock Appreciation Rights, Restricted Shares and Restricted Share Units granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and (c) kind of Shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any combination or exchange of Shares, (y) any issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee may also make or provide for such adjustments in the number of Shares specified in Section 3 of this Plan as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 10. Any actions taken under this Section 10 shall be made in accordance with any applicable provisions of Section 409A of the Code, including without limitation restrictions with regard to the adjustment of Options and Stock Appreciation Rights that are considered exempt from Section 409A of the Code.

11.Fractional Shares. The Company shall not issue any fractional Shares pursuant to this Plan and shall settle any such fractional Shares in cash.

12.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

13.Certain Terminations of Employment, Hardship and Approved Leaves of Absence. Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Restricted Share Units that have not been fully earned, or any Shares that are subject to any transfer restriction pursuant to Section 9(c) of this Plan, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan; provided that, with respect to Awards intended to comply with the requirements for performance-based compensation under Section 162(m) of the Code, the Committee may only exercise such discretion to the extent consistent with such requirements.

14.Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

15.Amendments and Other Matters.

(a)This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in Section 3 of this Plan, other than to reflect an adjustment made in accordance with Section 10, without the further approval of the stockholders of the Company.

(b)The Committee shall not re-price any Option or Stock Appreciation Right granted under the Plan or purchase, cancel or buy out an underwater Option or Stock Appreciation Right, except with the approval of the affirmative vote of the majority of Shares voting at a meeting of the Company’s stockholders.

(c)This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

(d)To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.

16.Effective Date and Stockholder Approval. This Plan (a) was originally approved by the Board on July 27, 2004 and became effective upon its approval by the stockholders of the Company on October 4, 2004; (b) was subsequently amended by the Board on August 3, 2006 and, giving effect to the amendment referenced in clause (c) below, was approved by the stockholders of the Company on October 10, 2006; (c) was amended by the Board on September 26, 2006; (d) was thereafter amended by the Board on March 26, 2009, and subsequently approved by the stockholders of the Company on June 15, 2009; and (3) was thereafter amended by the Board on March 27, 2014. This Plan as herein amended and restated shall become effective upon its approval by the Board on March 24, 2015.

17.Governing Law. The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with the laws of the State of Georgia.

18.Performance-Based Compensation under Section 162(m) of the Code. The Committee will have discretion to determine whether an Award granted under this Plan is intended to comply with the requirements of Section 162(m) of the Code and the regulations thereunder as “performance-based compensation.” With respect to Awards granted to Participants who are designated as covered employees as described in Section 162(m)(3) of the Code, and that are intended to comply with the requirements for performance-based compensation under Section 162(m) of the Code, the Committee will interpret and administer the provisions of the Plan in a manner consistent with such requirements.

19.Section 409A of the Code. Except as otherwise may be provided in an agreement evidencing a grant, all Awards under the Plan are intended to be exempt under Section 409A of the Code. It is the intent of the Company that the operation and administration of the Plan and all agreements evidencing Awards under the Plan not cause the acceleration of taxation, or the imposition of penalty taxes or interest, under Section 409A of the Code. Notwithstanding anything in the Plan or any Award agreement to the contrary, if a Participant is a “specified employee” as such term is used in Section 409A of the Code, then any payment to the Participant described in the Plan or an Award agreement upon his or her termination of employment that is not exempt from Section 409A of the Code, and that constitutes “deferred compensation” under Section 409A of the Code that is payable on account of “separation from service” (within the meaning of Section 409A of the Code), and that is otherwise payable within 6 months after Participant’s separation from service, shall instead be made on the date 6 months after such separation from service.